SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2007

To the Shareholders of Perry Ellis International, Inc.:

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 21, 2007 for the following purposes:

1.	To elect directors of the Company, three of which to serve until the 2010 Annual Meeting of Shareholders and one of which to serve until the 2009 Annual Meeting of Shareholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors has fixed the close of business on May 8, 2007 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,
Secretary

Miami, Florida

May 25, 2007

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

-i-

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2007

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 21, 2007, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 25, 2007. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders, which accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by us. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect directors of the Company, three of which to serve until the 2010 Annual Meeting of Shareholders and one of which to serve until the 2009 Annual Meeting of Shareholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named in the Section titled “Election of Directors” and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our board of directors has set the close of business on May 8, 2007, as the record date for determining which of our shareholders are entitled to notice of, and to vote, at the Annual Meeting. As of the record date, there were approximately 14,697,371 shares of common stock which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this proxy statement. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be counted in the vote on any matters addressed at the Annual Meeting.

ELECTION OF DIRECTORS

Our amended and restated articles of incorporation provide that the board of directors be divided into three classes. Each class of directors serves a staggered three-year term. George Feldenkreis, Gary Dix and Leonard Miller hold office until the 2007 Annual Meeting. Ronald L. Buch, Salomon Hanono and Linda Platzner hold office until the 2008 Annual Meeting. Oscar Feldenkreis and Joseph P. Lacher hold office until the 2009 Annual Meeting. Joe Arriola was originally appointed to hold office until the 2008 Annual Meeting; however, our board of directors has determined it is in the best interest of us and our shareholders to move Mr. Arriola to the class of directors whose term expires in 2009, as more fully described below.

At the Annual Meeting, three directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2010 or until their successors are duly elected and qualified and one director will be elected by the shareholders to serve until the Annual Meeting to be held in 2009 or until his successor is duly elected and qualified. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the four persons named below to the class of directors set forth opposite each of their respective names, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons in each class of directors than the number of nominees named in this Proxy Statement who are nominated for election to such class. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our board of directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires	Term of Class Expires
George Feldenkreis	71	Chairman of the Board and Chief Executive Officer	2007	2010
Gary Dix (1)(2)(3)(4)	59	Director	2007	2010
Leonard Miller (2)(4)(5)	77	Director	2007	2010
Joe Arriola (2)(3)(4)(5)	60	Director	2008	2009(6)

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Investment Policy Committee.
(4)	Member of Nominating Committee.
(5)	Member of Compensation Committee.
(6)	Joe Arriola was originally appointed to serve in the class of directors with a term that expires in 2008. Thereafter, Mr. Arriola was appointed Chairman of our Compensation Committee. Based on the Securities and Exchange Commission’s (the “Commission”) new executive compensation regulations, the board determined that it would be in our best interest to maintain a continuity of leadership for this committee by transferring Mr. Arriola to the class of directors with a term that expires in 2009. The board has nominated Mr. Arriola to serve in this class and is seeking shareholder approval for such nomination.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

Gary Dix was elected to our board of directors in 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another accounting firm.

Leonard Miller was elected to our board of directors in 1993. Mr. Miller was Vice President and Secretary of Pasadena Homes, Inc., a home construction firm, until he retired in 2002 from these positions, which he had held since 1959.

Joe Arriola was appointed to our board of directors in 2006 to fill a vacancy on the board. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From 2003 to 2006, he was Manager for the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm, from which he recently retired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Management

Set forth below is certain information concerning our directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
Oscar Feldenkreis	47	Vice Chairman of the Board, President and Chief Operating Officer	2009
Ronald L. Buch (1)(2)(3)	72	Director	2008
Salomon Hanono (4)	57	Director	2008
Joseph P. Lacher (1)(2)(3)(4)(5)	61	Director	2009
Linda Platzner (2)(3)(5)	50	Director	2008

Other Executive Officers
Fanny Hanono	46	Secretary – Treasurer	N/A
Stephen Harriman	49	President, Bottoms Division	N/A
George Pita	45	Chief Financial Officer	N/A
Paul Rosengard	48	Group President, Perry Ellis and Premium Brands	N/A
Cory Shade	41	Senior Vice President and General Counsel	N/A

(1)	Member of Compensation Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Nominating Committee.
(4)	Member of Investment Policy Committee.
(5)	Member of Audit Committee.

Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer (the “COO”) in February 1993 and elected Vice Chairman in March 2005. He is a member of the Greater Miami Jewish Federation.

Ronald L. Buch was elected to our board of directors in 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation, a national retail chain, for over 39 years, most recently as Vice President and General Merchandise Manager.

Salomon Hanono was elected to our board of directors in 1993. From 1987 until February 2001, Mr. Hanono was employed by GFX, Inc., an importer and distributor of automotive parts, in various executive positions. From February 2001 through December 2001, Mr. Hanono served as Vice President of SPX Filtran, Inc., a manufacturer of automobile filtration solutions, which purchased substantially all of GFX’s domestic assets. Since January 2002, Mr. Hanono has been serving as a consultant to and in various executive capacities with GFX.

Joseph P. Lacher was elected to our board of directors in 1999. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc., a telecommunications company. From 1967 through 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at Southern Bell, which was a BellSouth subsidiary. Mr. Lacher was Chairman of Great Florida Bank through December 2006. He is a director of TECO Energy, Inc. and trustee of the Florida International University Foundation.

Linda Platzner was appointed to our board of directors in 2006 to fill a vacancy on the board. Prior to her retirement in 2003, Ms. Platzner served as Corporate Executive Vice President for PRIMEDIA, a multimedia entity. From September 2001 through January 2003, Ms. Platzner was President of PRIMEDIA Teen Properties. From 1999 to 2001, she served as publisher of Seventeen magazine. From 1997 to 1999, she served as group publisher at Peterson Publishing. From 1990 to 1997, she served in a variety of publishing and advertising positions at PRIMEDIA.

Fanny Hanono was elected our Secretary-Treasurer in September 1990 and, additionally, has been performing services for us in the areas of Human Resources and Accounts Payable since April 2003. From September 1988 to August 1990, Ms. Hanono served as our Assistant Secretary and Assistant Treasurer. From 1988 until February 2001, Ms. Hanono was employed by GFX. From February 2001 through December 2001, Ms. Hanono served as a Vice President of SPX.

Stephen Harriman was appointed President, Bottoms Division in 2006. Since 1995, Mr. Harriman has been responsible for sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price family apparel and home fashions retailer.

George Pita was appointed our Chief Financial Officer (the “CFO”) in 2004. Previously, Mr. Pita was our Senior Vice President of Finance and Controller from April 2004 to November 2004, and Senior Vice President of Strategic Planning and Administration from April 2002 to April 2004, where he oversaw our green grass, corporate wear and retail business and planning operations. From 1989 to 2001, Mr. Pita served in a variety of financial and operational positions, including Chief Financial Officer, at Sunglass Hut International, a multi-national retailer of sunglasses and watches.

Paul Rosengard was appointed Group President, Perry Ellis and Premium Brands in 2005. From 1987 to 2005, Mr. Rosengard held various positions at Randa Corp., a vertically integrated men’s dress furnishing and accessories manufacturer, most recently serving as Executive Vice President.

Cory Shade was appointed Senior Vice President and General Counsel in 2006. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investments, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, Ms. Shade was General Counsel of First Com Corporation, a telecommunications company, which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Saunders & Dempsey LLP.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer and a director, and Fanny Hanono, our Secretary-Treasurer. He is also the father-in-law of Salomon Hanono. Fanny and Salomon Hanono are husband and wife. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our board of directors and serve at the discretion of our board of directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in the long-term interests of us and our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

During the fiscal year ended January 31, 2007 (“fiscal 2007”), the board created the position of “lead director” and elected Joseph P. Lacher to this position. The responsibilities of the lead director are as follows:

•	Presiding at all executive sessions of the meetings of the board of directors without any management members present;

•	Serving as a liaison between the Chairman and the independent directors; and

•	Calling meetings of the independent directors.

All directors are required to own at least 500 shares of our common stock within three years after election to our board. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. During fiscal 2007, Mr. Arriola, Mr. Dix and Mr. Lacher attended such training programs. We reimbursed them for all expenses they incur in attending such programs.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. We adopted a self-assessment policy for our board and beginning in fiscal 2008, our board will conduct this assessment on an annual basis.

Meetings and Committees of the Board of Directors

The board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During fiscal 2007, our board of directors held four meetings. During fiscal 2007, all directors attended over 75% of the meetings of the board of directors and applicable committees on which they served. We strongly encourage all directors to attend the Annual Meeting of Shareholders. All of our directors attended the 2006 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The committees of the board of directors are the Audit Committee (the “Audit Committee”), the Compensation Committee (the “Compensation Committee”), the Corporate Governance Committee (the “Corporate Governance Committee”), the Nominating Committee (the “Nominating Committee”) and the Investment Policy Committee (the “Investment Policy Committee”). The board has determined that each member of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director in accordance with the standards adopted by the National Association of Securities Dealers, Inc. (“NASD”) and The Nasdaq Stock Market, Inc. (“NASDAQ”), except that our board has not yet met to make an independence determination with respect to our newest directors, Mr. Arriola and Ms. Platzner. We have determined, however, that both Mr. Arriola and Ms. Platzner meet all objective criteria to serve as independent directors established by the NASD, NASDAQ and the Commission. Our board or the applicable committee has adopted written charters; for the Audit, Compensation, Nominating and Corporate Governance Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Compensation, Corporate Governance and Nominating Committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is comprised of Joseph P. Lacher, Chairman of the committee, Gary Dix and Linda Platzner. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our board of directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on four occasions during fiscal 2007. In addition, the Audit Committee participated in additional conference calls during fiscal 2007 with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the board of directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASD listing standards and the Commission’s rules and regulations and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, the Audit Committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules. The board of directors has designated Joseph P. Lacher as our “Audit Committee Financial Expert”. Gary Dix also meets the Commission’s standards for an “Audit Committee Financial Expert” and has agreed to serve as an additional Audit Committee Financial Expert for us. The board, however, has not yet formally designated him as an additional Audit Committee Financial Expert.

Deloitte & Touche LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Director of Internal Audit. The Audit Committee, consistent with Sarbanes Oxley and the Commission’s rules adopted thereunder, meets with management and the auditors prior to the filing of our periodic reports. The Audit Committee has also adopted a policy and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is comprised of Joe Arriola, Chairman of the committee, Ronald L. Buch, Joseph P. Lacher and Leonard Miller. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and bonus for the CEO, approves salaries and bonuses for the other executive officers, administers our incentive compensation plans and makes recommendations to the board of directors and senior management regarding our compensation programs. The Compensation Committee held five meetings during fiscal 2007.

Corporate Governance Committee

In December 2005, our board of directors established the Corporate Governance Committee. The committee is comprised of Joe Arriola, Ronald L. Buch, Gary Dix, Joseph P. Lacher, Leonard Miller and Linda Platzner. The Corporate Governance Committee met two times in fiscal 2007. The Corporate Governance Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board.

Nominating Committee

In December 2005, our board of directors established the Nominating Committee. The committee is comprised of Joe Arriola, Ronald L. Buch, Gary Dix, Joseph P. Lacher, Leonard Miller and Linda Platzner. The Nominating Committee met twice in fiscal 2007. The committee assists the board of directors, on at least an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders.

Pursuant to its charter, the committee has determined that it will consider a number of factors in evaluating candidates for the board of directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The history of the candidate in conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at board of directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the board of directors and its committees, including the candidate’s knowledge of Commission and NASD regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the NASD; and

•	The interplay of the candidate’s experience with the experience of other board members.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the board of directors;

•	A statement by the candidate that the candidate is willing and able to serve on the board of directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the board of directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the board of directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the board of directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the board of directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is comprised of Gary Dix, Chairman of the committee, Joe Arriola, Salomon Hanono and Joseph P. Lacher. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on three occasions during fiscal 2007.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) had any relationship requiring disclosure by us under Commission rules, or (iii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Director Independence

The board has determined that a majority of its members are “independent” in accordance with NASD standards. In determining the independence of directors, our board of directors considered information regarding the relationships between each director and his or her family and us. Our board of directors made its determinations under the listing requirements of the NASD. The NASD independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the NASD listing requirements, our board of directors made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors concluded that Ronald L. Buch, Gary Dix, Joseph P. Lacher, and Leonard Miller satisfied the NASD standards of independence. Based on questionnaires provided by Joe Arriola and Linda Platzner, who were recently added to the board, we believe that they also meet all objective criteria required to be designated as independent directors. Our board, however, has not yet had a chance to meet and make a formal determination regarding their independence. The board’s independence determination included the review of the relationship between Gary Dix and us. Mr. Dix is a partner in the accounting firm of Mallah Furman & Company, P.A., which provides accounting services to certain members of the Feldenkreis family. Neither Mr. Dix nor Mallah Furman provided accounting and/or other services to us in fiscal 2007. The board considered the nature of the services and the fees paid in relation to the firm’s total revenue and determined that Mr. Dix was independent.

In addition to the NASD standards for independence, the directors who serve on the Audit Committee each satisfy standards established by the Commission providing that to qualify as “independent” for the purposes of serving on the Audit Committee, members of the audit committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Shareholder Communication with the Board of Directors

Our board of directors has established a procedure that enables shareholders to communicate in writing with members of the board of directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire board of directors. Under the procedures established by our board of directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our board of directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our board of directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our board of directors held more than two days after a communication has been distributed, the board of directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the board and its committees:

•	Director qualifications generally and guidelines on the composition of the board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Audit Committee and our Corporate Governance Committee share the responsibility for the review and approval of “related party transactions” between us and our officers, directors or other related persons. Under Commission rules, a related person is a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. It is the responsibility of each director and officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our officers and directors each year, which ask for information about related party transactions. In reviewing and approving related party transactions, directors of either the Audit Committee or the Corporate Governance Committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

We lease approximately 66,000 square feet of space from our CEO. The space is comprised of approximately 16,000 square feet for administrative offices, approximately 45,000 square feet for warehouse distribution and approximately 5,000 square feet for retail. These facilities are in close proximity to our corporate headquarters. Rent expense, including insurance and taxes, amounted to approximately $693,000 for the year ended January 31, 2007. At the inception of the leases in 2004, the Audit Committee reviewed the terms of the two ten-year leases to ensure that they were reasonable and at, or below, market. This review included the evaluation of information from third party sources.

We are a party to an aircraft charter agreement with a third party, who charters an aircraft from an entity owned by our CEO and COO. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days notice. We paid this third party $743,000 for the year ended January 31, 2007. On an annual basis, the Audit Committee reviews the terms of the current arrangement to ensure that it is at, or below, market. This review included the evaluation of information from third party sources.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our COO. Royalty income earned from the Isaco license agreements amounted to $2.1 million for the year ended January 31, 2007.

In January 2003, we entered into licensing agreements with Superior International (“Superior”), pursuant to which Superior was granted a license to use the Perry Ellis, Cubavera and Mondo di Marco brand names in Latin America, Mexico and the Caribbean to market a line of women’s sportswear. Oscar Feldenkreis, our COO, is a partner in Superior. Royalty income earned from the Superior license agreement amounted to approximately $199,000 for the year ended January 31, 2007. This agreement was terminated during fiscal 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business April 30, 2007, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our Named Executive Officers (as defined in “Executive Compensation”), (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table. All beneficial holdings below reflect the impact of our 3 for 2 stock split which occurred in December 2006.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis (3)(18)	2,390,219	15.3%

Oscar Feldenkreis (4)(18)	1,821,349	12.0%

Joe Arriola (5)(18)	500	*

Ronald L. Buch (6)(18)	53,527	*

Gary Dix (7)(18)	52,127	*

Salomon Hanono (8)(18)	477,992	3.2%

Joseph P. Lacher (9)(18)	34,002	*

Leonard Miller (10)(18)	119,787	*

Linda Platzner (11)	0	*

Stephen Harriman (12)	12,000	*

George Pita (13)	7,500	*

Paul Rosengard (14)	12,750	*

All directors and executive officers as a group (14 persons)(15)	4,989,253	30.4%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(16)	820,313	5.6%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105(17)	781,391	5.3%

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)	Represents (a) 1,497,719 shares of common stock held directly by George Feldenkreis of which approximately 545,000 shares are pledged to Wachovia Bank, National Association as collateral for a loan to Mr. Feldenkreis and (b) 892,500 of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date. This number excludes shares owned by the Feldenkreis Family Foundation, Inc., a Florida not-for-profit corporation that is tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Foundation”), of which the reporting person is an officer and director.

(4)	Represents (a) 1,227,349 shares of common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, and over which Oscar Feldenkreis has sole voting and dispositive power (approximately 125,000 of such shares are pledged to Wachovia Bank, National Association as collateral for a loan to the limited partnership), (b) 69,000 shares of common stock held directly by Oscar Feldenkreis, and (c) 525,000 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date. This number excludes shares owned by the Foundation, of which the reporting person is an officer and director.
(5)	Represents 500 shares owned by a revocable trust of which Mr. Arriola and his spouse are the trustees.
(6)	Represents (a) 30,025 shares of common stock held directly by Mr. Buch and (b) 23,502 shares of common stock issuable upon the exercise of stock options held by Mr. Buch that are currently exercisable or are exercisable within 60 days of the record date.
(7)	Represents (a) 2,250 shares held directly by Mr. Dix, (b) 1,125 held in an individual retirement account and (c) 48,752 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date.
(8)	Represents (a) 53,502 shares of common stock issuable upon the exercise of stock options held by Mr. Hanono that are currently exercisable or are exercisable within 60 days of the record date, and (b) 424,490 shares of common stock held by a limited partnership of which Fanny Hanono, Mr. Hanono’s wife, is the sole shareholder of the general partner and the sole limited partner, and over which she has sole voting and dispositive power. The number excludes shares owned by the Foundation, of which the reporting person’s spouse is an officer and director.
(9)	Represents (a) 3,000 shares of common stock held directly by Mr. Lacher, (b) 7,500 shares of common stock held by Mr. Lacher’s spouse, and (c) 23,502 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date.
(10)	Represents (a) 42,000 shares held in an individual retirement account, (b) 16,785 shares held by The Estate of Carolyn Miller, of which Mr. Miller is a Co-Personal Representative, and (c) 61,002 shares of common stock issuable upon the exercise of stock options held by Mr. Miller that are currently exercisable or are exercisable within 60 days of the record date.
(11)	Ms. Platzner has three years from the date of her appointment to our board in June 2006 to acquire 500 shares of our common stock.
(12)	Represents (a) 4,500 shares of common stock issuable upon the exercise of stock options held by Mr. Harriman that are currently exercisable or are exercisable within 60 days of the record date, and (b) 7,500 shares of restricted common stock which have been granted but not yet issued to Mr. Harriman, 2,500 shares of which have vested and the remaining 5,000 of which will vest in equal installments on May 1, 2007 and May 1, 2008. Mr. Harriman does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have been issued and vested.
(13)	Represents 7,500 shares of common stock issuable upon the exercise of stock options held by Mr. Pita that are currently exercisable or are exercisable within 60 days of the record date.
(14)	Represents (a) 9,000 shares of restricted common stock owned directly by Mr. Rosengard, and (b) 3,750 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on August 1, 2007. Mr. Rosengard does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(15)	Includes 1,643,510 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date and 15,000 shares of restricted stock that have been granted but not yet issued.
(16)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) for the period ended December 31, 2006. Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13D are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.
(17)	Based solely on information contained in a Schedule 13G filed with the Commission on January 23, 2007. Represents (a) 651,835 shares of common stock held by Barclays Global Investors, N.A., of which Barclays Global Investors, N.A. has sole voting power with respect to 623,040 shares and sole dispositive power with respect to 651,853 shares; and (b) 129,556 shares of common stock held by Barclays Global Fund Advisors. The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.
(18)	Includes 500 shares of our common stock, which is the minimum number of shares directors are required to own to qualify as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2007, all filing requirements applicable to our directors and officers who are subject to Section 16(a) were complied with except for the filing of a Form 4 by Mr. Harriman to report the grant of one restricted stock award, which was not timely filed due to an administrative oversight.

DIRECTOR COMPENSATION

Directors’ compensation is established by the board of directors upon the recommendation of the Compensation Committee. Periodically, we use market data for like size companies as a guideline. In addition, we have relied on information provided by the benefits consulting firm of Watson Wyatt for information on compensation for directors of like size companies. We periodically compare the cash and equity portions of the board compensation with comparable payments to directors of other apparel companies and with like size public companies in determining our board compensation.

Compensation of Directors

Directors who are also our employees are not paid any fees or other remuneration for service on the board or any of its committees. During fiscal 2007, non-employee directors were compensated at a rate of $31,250 per year, payable in quarterly installments, and each committee chairperson received a $5,000 additional cash retainer per year. In addition, each director receives $2,000 for each board and/or committee meeting attended. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under our equity compensation plans. The following table sets forth compensation earned by our directors during the fiscal year ended January 31, 2007.

Fiscal 2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	34,324	—	—	*	34,324
Ronald L. Buch	51,765	—	—	*	51,765
Gary Dix	63,875	—	—	*	63,875
Salomon Hanono	49,125	—	—	*	49,125
Joseph P. Lacher	77,625	—	—	*	77,625
Leonard Miller	59,125	—	—	*	59,125
Linda Platzner	28,296	—	—	*	28,296

*	Perquisites and other personal benefits provided to such director during fiscal 2007 had a total value of less than $10,000.
(1)	At January 31, 2007, the aggregate amount of stock options held by each non-employee director was as follows:

Name of Optionee	Number of Shares	Exercise Price ($)	Expiration Date
Joe Arriola	—	—	—

Ronald L. Buch	8,502 15,000 15,000 7,500	13.387 9.50 5.873 10.50	June 6, 2015 December 4, 2012 April 22, 2009 May 7, 2008

Gary Dix	8,502 15,000 11,250 15,000	13.387 9.50 3.459 5.873	June 6, 2015 December 4, 2012 January 3, 2011 April 22, 2009

Salomon Hanono	8,502 15,000 15,000 15,000 7.500	13.387 9.50 3.459 5.873 10.50	June 6, 2015 December 4, 2012 January 3, 2011 April 22, 2009 May 7, 2008

Joseph P. Lacher	8,502 15,000	13.387 9.50	June 6, 2015 December 4, 2012

Leonard Miller	8,502 15,000 15,000 15,000 7,500	13.387 9.50 3.459 5.873 10.50	June 6, 2015 December 4, 2012 January 3, 2011 April 22, 2009 May 7, 2008

Linda Platzner	—	—	—

We did not grant any stock or other equity awards to our directors during fiscal 2007. In addition, we did not pay any non-equity incentive plan compensation to our non-employee directors during fiscal 2007. Finally, our directors are not eligible to participate in our pension plan and did not receive any deferred compensation earnings during fiscal 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies.

The Compensation Committee acts on behalf of the board of directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and bonus plans covering executive officers and other senior management. In overseeing those plans, the committee delegates authority for day-to-day administration to the head of the Human Resources

Department and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, and the COO, and the CFO except for awards to the CEO, COO and CFO, which awards are determined by the committee. The committee considers recommendations from our CEO with respect to the compensation of other executive officers.

The committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and COO, evaluates the CEO and COO’s performance in light of those goals and objectives, and reports to the board the CEO and COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO and COO’s compensation, the committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEOs and COOs at comparable companies, and the compensation set forth in the CEO and COO’s employment agreement. The objectives of our compensation programs are to:

•	attract and retain highly qualified executive officers;

•	motivate our executive officers to accomplish strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers.

Our executive compensation programs are based on several factors. Compensation is based on the level of job responsibility, individual performance, and company performance. Compensation reflects the value of performance. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. In prior years, the committee has used the resources of Watson Wyatt, a benefits consulting firm, in assisting it in the development of the bonus plan for our executive officers who did not participate under the 2005 Management Incentive Compensation Plan, and in the structure of base salary parameters.

The committee believes that the most effective executive compensation program is one that is designed to reward our achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals. The committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For the fiscal year ended January 31, 2007, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary we generally consider the range of competitive practices for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of third party compensation consultants.

In making base salary recommendations, the committee compares the salary against a peer group of publicly-traded apparel and apparel-related wholesale and retail companies. This peer group, which is periodically reviewed and updated by the committee, consists of companies against which the committee believes Perry Ellis competes for talent and for shareholders investment. Because of the variance in size among the companies comprising the peer group, other factors such as EBITDA, net income, share value and growth are used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to the compensation levels for us. In addition, the committee has periodically used the services of compensation consultants for third party compensation data.

The base salary of the CEO and COO are based upon the terms of employment agreements established in 2005. In the establishment of the terms of these agreements, the committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel companies and information provided by the benefits consulting firm of Watson Wyatt.

Performance-Based Non-Equity Incentive Compensation Programs

2005 Management Incentive Compensation Plan

In 2005, we adopted the Management Incentive Compensation Plan that was approved at the 2005 Annual Meeting of Shareholders and was the successor plan to the 2000 Management Incentive Plan. The Management Incentive Compensation Plan gives the committee the latitude to provide cash bonuses to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and includes all senior management employees. The Compensation Committee, in its discretion, establishes the performance period and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different bonus formulas, with respect to one or more participants.

During fiscal 2007, the CEO and the COO participated under this plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual bonuses that are tied to specific performance levels that the Compensation Committee establishes each year. For fiscal 2007, the plan performance goals for the CEO and COO were established to award a cash bonus in the range of 60% to 180% of base salary based on various ranges in our earnings per share for fiscal 2007. The Compensation Committee discussed the appropriate levels of the earnings per share target at length in an effort to select a target that would reward hard work, but was achievable. The CEO and COO received a cash bonus based on the achievement of the defined performance goals.

MIP Plan

The management bonus plan (known as the “MIP Plan”), is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash bonuses for those executive officers and other management employees who are not selected as participants under the Management Incentive Compensation Plan. There were approximately 200 participants in the MIP Plan for fiscal 2007. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval. The MIP Plan allows for all levels of management to receive a cash award equal to between 5% and 40% of their base salary, based on each manager’s level of responsibility, our overall financial performance, and the individuals’ individual performance review. Under the MIP Plan, an overall bonus target amount is established for participants at the beginning of each fiscal year by the Compensation Committee, which ranges from 50% to 100% of the base salary of all participants. Bonus payouts for the year are then determined based on our financial results for the fiscal year relative to the predetermined performance guidelines as well as each participant’s individual performance review. The CEO and COO do not participate in the MIP Plan.

For fiscal 2007, the Compensation Committee chose the same earnings per share target for the MIP Plan as it chose for the Management Incentive Compensation Plan. The weighting of the value of the earnings per share requirement ranged from 50% to 75% of the cash bonus amount while the weighting of the performance evaluation ranged from 25% to 50%. A satisfactory individual performance appraisal was a condition to any payment of a cash bonus. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or COO. The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2007, the total payout under the MIP Plan was 60% of the bonus target amount, which was distributed among plan participants based on individual and company performance criteria.

The bonuses paid under the Management Incentive Compensation Program and the MIP Plan for fiscal 2007 to Named Executive Officers appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Equity Incentive Compensation

The Long-Term Incentive Compensation Plan, which was approved by our shareholders at the 2005 Annual Meeting of Shareholders, allows the Compensation Committee to award stock options, restricted stock, stock appreciation rights, deferred stock, dividend equivalents and other types of equity awards to executive officers.

The Long-Term Incentive Compensation Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in us. The plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options and restricted stock grants, we are able to compensate executives and other employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs, however, deliver value only when the value of our stock increases.

Stock Options

Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted in increments of 1,000 to 10,000. The size of the award is determined by position, responsibilities and individual performance, subject to plan limits. Stock option awards are granted to a wider spectrum of management than restricted shares.

Stock option award levels are determined based on market data utilizing comparison with the apparel company peer group and, vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant. The committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. The restricted stock awards generally vest over a three to five year period and are fewer in number than stock option grants to reflect their greater value.

In the first quarter of our fiscal year ending January 31, 2008, we engaged Watson Wyatt to assist us in the evaluation and potential redesign of our long-term incentive program including but not limited to evaluating the cash and equity components of compensation and the best use of stock option and restricted stock grants.

Employment Agreements and Potential Payout upon Termination or Change in Control

The following section describes the terms of employment agreements between us and certain of our executive officers. This section also describes payments that would be made to certain of these executive officers as a result of (i) a termination of the executive’s service due to death or disability, (ii) the executive’s termination without “cause,” or (iii) the termination of the executive’s service if a “change in control” occurs either because we terminate the executive without “cause” or because the executive quits for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination of service occurred on January 31, 2007, which was the last day of our fiscal year.

The potential termination payments described below do not include the following amounts that the executive would receive in all circumstances where the executive ceased employment with us, which amounts are reflected in the Summary Compensation Table, as they were actually paid for services rendered in fiscal 2007:

•	Base salary earned during fiscal 2007 but not paid as of the last day of our fiscal year, and

•	Annual incentive compensation awards earned during fiscal 2007 but not paid as of the last day of our fiscal year.

We are a party to an employment agreement with George Feldenkreis, our Chairman and CEO, which expires in February 2010. The employment agreement provides for an annual salary of $900,000, subject to annual increases at the discretion of our board of directors. Mr. George Feldenkreis is also eligible to participate in our incentive compensation plans and/or arrangements applicable to senior-level executives with an annual threshold bonus opportunity equal to 60% of his base salary, a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 180% of his base salary. In each case, he will receive bonuses based on satisfaction of performance criteria established by the Compensation Committee within the first three months of each fiscal year during the term of the agreement. The employment agreement also prohibits Mr. George Feldenkreis from directly or indirectly competing with us for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement or upon his death.

Upon termination of Mr. George Feldenkreis’ employment by reason of his death or disability (as defined in his employment agreement), Mr. George Feldenkreis or his estate will be entitled to receive, within 15 days of the termination of his employment, a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred which have been earned but not yet paid, (c) his pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under our heath plan, and (f) any other amounts earned under the employment agreement which have not yet been paid. In addition, all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long-term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date. Lastly, all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted prior to the effective date of the employment agreement shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements and all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted on or after the effective date of the employment agreement shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, in the event the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason (as defined in his employment agreement), he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of the termination.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, (as defined in his employment agreement), or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of termination.

If during or after the expiration of his employment agreement, Mr. George Feldenkreis becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Parachute Excise Tax”), we have agreed with Mr. George Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. George Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. George Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. George Feldenkreis by us, Mr. George Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2007, he would have been entitled to receive $16,207.56 representing premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2007, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($16,207.56) plus $900,000 representing 100% of his base salary and $900,000 representing 100% of his target bonus, for a total of $1,816,207.56.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2007, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($16,207.56) plus $2.7 million representing 300% of his base salary and $2.7 million representing 300% of his target bonus, for a total of $5,416,207.56.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We are a party to an employment agreement with Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, which expires in February 2010. The employment agreement provides for an annual salary of $900,000 subject to an annual review and increase in our board of directors’ sole discretion. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that Mr. Oscar Feldenkreis’

employment agreement provides for the payment of a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason in the event he is terminated without cause (as defined in his employment agreement) or he quits for good reason (as defined in his employment agreement).

If Mr. Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2007, he would have been entitled to receive $19,771.02 representing premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2007, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($19,771.02) plus $1,800,000 representing 200% of his base salary and $1,800,000 representing 200% of his target bonus, for a total of $3,619,717.02.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2007, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($19,771.02) plus $2.7 million representing 300% of his base salary and $2.7 million representing 300% of his target bonus, for a total of $5,419,771.02.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We were a party to an employment agreement dated May 1, 2005 with George Pita, our CFO, which expired in April 2007 and is in the process of being renegotiated. The employment agreement provided for an annual salary of $300,000, which was increased to $320,000 during fiscal 2007, and eligibility for an annual bonus. Although the agreement has expired, Mr. Pita is being compensated in accordance with it pending renegotiations, and some terms of the agreement remain applicable. For instance, Mr. Pita may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation from us, for any reason. Mr. Pita also may not, directly or indirectly, without our express written permission, for a period of two years after his separation from us, employ anyone who was our consultant or employee at the time of his separation from us or who was a consultant or employee during the six-month period prior to his separation from us.

We entered into an employment agreement dated August 1, 2005 with Paul Rosengard, our Group President, Perry Ellis and Premium Brands, which expires on July 31, 2007. The employment agreement provides for an annual salary of $570,000, and provides that Mr. Rosengard will be eligible to participate in any bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees. If we terminate Mr. Rosengard’s employment without cause (as defined in his employment agreement), he is entitled to a severance payment equal to the greater of his base salary for the balance of the employment agreement or six months’ salary, less taxes and other applicable withholding amounts. If we had terminated Mr. Rosengard without cause as of the end of fiscal 2007, he would have been entitled to receive a lump sum equal to $285,000, less taxes and other applicable withholding amounts.

If we terminate Mr. Rosengard’s employment without cause within twelve months following a change in control (as defined in his employment agreement), or Mr. Rosengard quits for good reason (as defined in his employment agreement) during that period, (i) any unvested restricted stock or options held by Mr. Rosengard will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days has elapsed or the expiration date of such options, and (ii) Mr. Rosengard will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Rosengard in the fiscal year prior to the termination. If we had terminated Mr. Rosengard in connection with a change in control as set forth in the previous sentence or Mr. Rosengard had quit for good reason in connection with a change in control, as of the end of fiscal 2007, (i) a total of 11,250 options would have vested and restrictions with respect to 9,000 restricted shares would have lapsed and (ii) he would have been entitled to receive a lump sum payment equal to $570,000 plus $114,000.

In all events, Mr. Rosengard must execute a waiver of claims and general release as a condition to receiving any termination benefits described above. Mr. Rosengard also may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation, for any reason.

We are a party to an employment agreement effective May 1, 2006 with Stephen Harriman, our President, Bottoms Division, which expires April 30, 2009. The employment agreement provides for an annual salary of $475,000 until April 30, 2007, $525,000 thereafter until April 30, 2008, and $575,000 beginning May 1, 2008. Mr. Harriman is also eligible for an annual bonus based upon 40% of his base salary or greater. If we terminate Mr. Harriman’s employment without cause (as defined in his employment agreement), he is entitled to a severance payment equal to six months’ salary, less taxes and other applicable withholding amounts. If we had terminated Mr. Harriman without cause as of the end of fiscal 2007, he would have been entitled to receive a lump sum equal to $237,500, less taxes and other applicable withholding amounts. If we terminate Mr. Harriman’s employment without cause within twelve months following a change in control (as defined in his employment agreement), or Mr. Harriman quits for good reason (as defined in his employment agreement) during that period, (i) any unvested restricted stock or options held by Mr. Harriman will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days have elapsed or the expiration date of such options, and (ii) Mr. Harriman will be entitled to a severance payment equal to one year of his base salary plus the pro rata amount of any incentive compensation that would have been payable to Mr. Harriman in the fiscal year. If we had terminated Mr. Harriman in connection with a change in control as set forth in the previous sentence or Mr. Harriman had quit for good reason in connection with a change in control, as of the end of fiscal 2007, (i) restrictions with respect to 5,000 restricted shares would have lapsed and (ii) he would have been entitled to receive a lump sum equal to $475,000 plus $152,000.

In all events, Mr. Harriman must execute a waiver of claims and general release as a condition to receiving any termination benefits described above. Mr. Harriman also may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of nine months following his separation, for any reason.

Retirement Plans

Salant Retirement Plan

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and, therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and bonus, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. None of our Named Executive Officers participate in this plan.

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the Named Executive Officers, who are eligible to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis after 90 days of service to us. We match 50% of the first 6% of pay that is contributed to the 401(k) Plan. All employee contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest in equal portions over a five-year period.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses. For fiscal 2007, we met all the requirements to deduct all compensation.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, we began accounting for stock-based payments, including awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R) “Share Based Payment”. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2007 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

/s/ Joe Arriola, Chairman
/s/ Ronald L. Buch
/s/ Joseph P. Lacher
/s/ Leonard Miller

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the fiscal 2007 compensation earned by our principal executive officer, our principal financial officer and the three most highly compensated executive officers other than these two individuals, who were serving as such as of January 31, 2007 (each a “Named Executive Officer” and collectively, the “Named Executive Officers”):

Summary Compensation Table for Fiscal Year Ended January 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis Chairman of the Board and Chief Executive Officer	2007	900,000	—		—		—		900,000	—	172,868	(2)	1,972,868

Oscar Feldenkreis Vice Chairman, President and Chief Operating Officer	2007	900,000	—		—		—		900,000	—	54,812	(3)	1,854,812

George Pita Chief Financial Officer	2007	314,623	50,000	(5)	—		—		89,603	—	11,685	(4)	465,911

Paul Rosengard Group President, Perry Ellis and Premium Brands	2007	561,237	—		47,600	(6)	43,820	(7)	68,400	—	*		721,057

Stephen Harriman President, Bottoms Division	2007	454,779	—		68,333	(8)	—		152,000	—	*		675,112

*Perquisites and other personal benefits provided to such named executive officer during fiscal 2007 had a total value of less than $10,000.

(1)	Amount represents bonuses pursuant to the 2005 Management Incentive Compensation Plan and the MIP Plan based on performance criteria established and achieved for fiscal 2007.
(2)	Amount represents car allowance of $12,984, life insurance of $154,930 and 401(k) match of $4,954.
(3)	Amount represents car allowance of $23,796, life insurance of $26,080 and 401(k) match of $4,936.
(4)	Amount represents country club membership fees of $6,060 and 401(k) match of $5,625.
(5)	Mr. Pita was granted a special bonus on July 14, 2006.
(6)	Mr. Rosengard was granted 12,000 shares of our restricted stock, which vest in equal annual installments of 3,000 shares beginning on August 1, 2006.
(7)	Mr. Rosengard was granted options to acquire 15,000 shares of our common stock, which vest in equal annual installments of 3,750 shares beginning on August 1, 2006.
(8)	Mr. Harriman was granted 7,500 shares of our restricted stock, which vest in equal installments of 2,500 shares on each of January 1, 2007, May 1, 2007 and May 1, 2008. Stock certificates representing these shares have not yet been issued.

The following table provides information with respect to grants made to our Named Executive Officers under our compensation plans during fiscal 2007:

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
George Feldenkreis Chairman of the Board and Chief Executive Officer	—	—		—	—	—

Oscar Feldenkreis Vice Chairman, President and Chief Operating Officer	—	—		—	—	—

George Pita Chief Financial Officer	—	—		—	—	—

Paul Rosengard Group President, Perry Ellis and Premium Brands	—	—		—	—	—

Stephen Harriman President, Bottoms Division	December 29, 2006	7,500	(1)	—	—	204,975

(1)	Stock certificates representing these restricted shares have not yet been issued.

We grant non-equity incentive plan awards to our CEO and COO on an annual basis. Because these are one year awards, the performance period ends and the award are paid on an annual basis. Although these awards are paid after the conclusion of our fiscal year, in fiscal 2007, they were paid before the date of this Proxy Statement and are reflected in the Summary Compensation Table. In addition, none of our Named Executive Officers participated in our pension plan and none of our Named Executive Officers received any non-qualified deferred compensation earnings during fiscal 2007.

The following table provides information with respect to outstanding stock options and restricted stock held by the Named Executive Officers as of January 31, 2007:

Outstanding Equity Awards at Fiscal Year Ended January 31, 2007

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George Feldenkreis,	67,500	—		—	16.593	3/13/2014	—		—	—	—
Chairman of the Board	225,000				9.50	12/4/2012
and Chief Executive Officer	375,000				5.873	4/22/2009
	225,000				10.50	5/7/2008

Oscar Feldenkreis,	67,500	—		—	16.593	3/3/2014	—		—	—	—
Vice Chairman, President	225,000				9.50	12/4/2012
and Chief Operating Officer	150,000				5.873	4/22/2009
	82,500				10.50	5/7/2008

George Pita,	7,500	—		—	8.167	4/10/2012	—		—	—	—
Chief Financial Officer

Paul Rosengard, Group President, Perry Ellis and Premium Brands	3,750	11,250	(2)	—	15.907	7/31/2015	9,000	(3)	270,810	—	—

Stephen Harriman,	4,500	—		—	8.933	11/17/2012	5,000	(4)	150,450	—	—
President, Bottoms Division

(1)	Based on the closing sales prices for our common stock on the NASDAQ Global Select Market on January 31, 2007 in the amount of $30.09 per share.
(2)	The shares subject to the option vest and become exercisable in equal annual installments of 3,750 shares over a period of three years commencing on August 1, 2007.
(3)	The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on August 1, 2007.
(4)	The shares of restricted stock vest and the restrictions lapse on May 1, 2008. Stock certificates representing these shares have not yet been issued.

The following table provides information on stock option exercises and vesting of restricted stock by the Named Executive Officers during fiscal 2007:

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Feldenkreis	—	—		—	—
Oscar Feldenkreis	—	—		—	—
George Pita	—	—		—	—
Paul Rosengard	—	—		3,000	51,990	(1)
Stephen Harriman	4,500	52,830	(2)	2,500	67,925	(3)
	1,500	13,590	(4)

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on August 1, 2006, which was the date the grant vested, in the amount of $17.33 per share, as adjusted to take into account our 3 for 2 stock split which was paid on December 29, 2006.
(2)	Based on the difference between the option exercise price of $8.93 and the closing sales price for our common stock on the NASDAQ Global Select Market on September 28, 2006, which was the exercise date, in the amount of $20.67 per share, as adjusted to take into account our 3 for 2 stock split, which was paid on December 29, 2006.
(3)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 2, 2007, the first trading day after the vesting date, in the amount of $27.17 per share.
(4)	Based on the difference between the option exercise price of $11.61 and the closing sales prices for our common stock on the NASDAQ Global Select Market on September 28, 2006, which was the exercise date, in the amount of $20.67 per share, as adjusted to take into account our 3 for 2 stock split, which was paid on December 29, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as may be amended or modified.

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, for filing with the Commission.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher
/s/ Gary Dix
/s/ Linda Platzner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services totaled approximately $1,644,000 in fiscal 2007 and approximately $1,535,000 in fiscal 2006, including fees associated with the annual audit of our financial statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes Oxley attestation, in fiscal 2007 and fiscal 2006.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2007 or fiscal 2006.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2007 or 2006.

All Other Fees

We did not procure any other services from Deloitte & Touche LLP in either fiscal 2007 or fiscal 2006.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2007, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL TO RATIFY THE SELECTION

OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 1993. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the Audit Committee is responsible for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the board of directors or the Audit Committee would take if shareholders do not approve the appointment.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the Proxy Statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement be mailed in the future.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated by the Commission, a shareholder intending to present a proposal to be included in the our Proxy Statement for our 2008 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than January 22, 2008.

Shareholder proposals intended to be presented at, but not included in our proxy materials for, that meeting must be received by us no later than April 4, 2008 at our principal executive offices; otherwise, the persons named as proxies in our form of proxy shall have discretionary authority to vote on such proposals.

By Order of the Board of Directors,

Fanny Hanono,
Secretary

Miami, Florida

May 25, 2007

33

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 21, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on May 8, 2007 at the Annual Meeting of Shareholders to be held on June 21, 2007 or any adjournment or adjournments thereof.

Proposal 1. Election of Directors of the Company

A.	☐	FOR THE THREE NOMINEES LISTED BELOW TO SERVE UNTIL THE 2010 ANNUAL MEETING OF SHAREHOLDERS	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
(except as marked to the contrary below)

George Feldenkreis
Gary Dix
Leonard Miller

B.	☐	FOR THE ONE NOMINEE LISTED BELOW TO SERVE UNTIL THE 2009 ANNUAL MEETING OF SHAREHOLDERS	☐	WITHHOLD AUTHORITY to vote for the nominee listed below
(except as marked to the contrary below)

Joe Arriola

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

Proposal 2.	Ratification of selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2008.

FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2.

Dated: , 2007

PLEASE SIGN HERE
Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.